EXHIBIT 99.1

NGL Energy Partners LP and Magnum Liquids, LLC Announce Signing Joint Venture Agreements for Sawtooth Natural Gas Liquids and Refined Products Storage Assets

TULSA, Okla.--(BUSINESS WIRE)-March 1, 2018-- NGL Energy Partners LP (NYSE:NGL) and Magnum Liquids, LLC, a portfolio company of Haddington Ventures LLC (“Haddington”), along with Magnum Development, LLC and other Haddington-sponsored investment entities (collectively “Magnum”) have announced the formation of a joint venture to focus on the storage of natural gas liquids and refined products by combining NGL’s Sawtooth Storage Facility (“Sawtooth”, a natural gas liquids storage facility with 6.1 million barrels of capacity in five existing salt caverns, including rail and truck access to Western U.S. markets located southwest of Salt Lake City, Utah) with Magnum’s refined products rights and adjacent leasehold. NGL will sell an interest in Sawtooth to Magnum for $45 million in cash due at closing. Magnum will contribute its right, title and interest in certain leasehold and other assets located at the site, which will be utilized to expand Sawtooth’ s existing operations and allow for the addition of refined products storage at the facility. NGL will own approximately 67.6% of the joint venture and Magnum will own the remaining 32.4% at closing. Magnum will have an option to acquire an additional 21.6% interest from NGL under similar terms with an additional option to acquire NGL’s remaining 46.0% interest within three years of closing. The initial transaction, which is subject to certain closing conditions, is expected to close by March 31, 2018.

“We are very excited to bring together NGL’s Sawtooth natural gas liquids storage asset with the refined products storage rights and commercial expertise of the Magnum team,” stated Mike Krimbill, NGL’s CEO. “This new joint venture will allow Sawtooth to utilize existing capacity to store refined products with very minimal capital requirements. It will also accelerate the earnings potential and broaden the scope of services offered at the facility. The proceeds received by NGL will be utilized to further reduce indebtedness and improve our leverage profile.”

“We are very excited to enter into this joint venture with NGL by combining Magnum’s refined products project, which is in late stage development, with Sawtooth,” stated James Lam, Managing Director at Haddington. “The earmarking of an existing cavern for gasoline or diesel storage expedites our ability to provide the service to our customers and accelerates further development of our unique site.”

UBS Investment Bank served as the financial advisor to NGL and McGrath North Mullin & Kratz, PC LLO served as NGL’s legal counsel in connection with this transaction.

King & Spalding served as Magnum and Haddington’s legal counsel in connection with this transaction.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: water solutions, crude oil logistics, NGL logistics, refined products/renewables and retail propane. For further information, visit the Partnership's website at www.nglenergypartners.com.

About Haddington Ventures LLC

Haddington Ventures LLC, a Delaware limited liability company, is a Houston-based private equity firm that is registered as an investment adviser with the U.S. Securities and Exchange Commission. Haddington specializes in control-oriented investments in the midstream energy and infrastructure space. Haddington has raised and invested four funds since its formation in 1998 with aggregate commitments of $680 million plus $853 million of co-invest and third party capital. For further information, visit Haddington’s website at www.hvllc.com.

About Magnum Liquids, LLC and Magnum Development, LLC

Magnum Development, LLC is developing multiple businesses utilizing the only known gulf style salt dome in the west. Magnum businesses include: compressed air energy storage (CAES), power generation, refined products storage, crude oil storage, natural gas storage, and the storage of other industrial gases. Located in Millard County, north of Delta, Utah, the 10,000-acre site is strategically located at the crossroads of existing and developing renewable electric, natural gas, and petroleum liquids infrastructure.

In 2011, the Company received a certificate of public convenience and necessity from the Federal Energy Regulatory Commission (FERC) under section 7(c) of the Natural Gas Act and Part 157 of FERC's regulations, authorizing construction and operation of natural gas storage caverns at the site.

Additional information can be found on the company’s website at http://www.westernenergyhub.com.

NGL Energy Partners LP Contacts
Trey Karlovich, 918-481-1119
Executive Vice President and Chief Financial Officer
trey.karlovich@nglep.com

or

Linda Bridges, 918-481-1119
Vice President - Finance and Treasurer
Linda.bridges@nglep.com